Exhibit 11

    DOLLAR GENERAL CORPORATION
    COMPUTATION OF EARNINGS PER SHARE

    Net Income Per Common Share

         Net income per common share is based upon the actual weighted average number of shares outstanding during each period plus the assumed exercise of all dilutive stock options as follows:

                                            Years ended January 31
                                            1994      1993      1992
    Actual weighted average number of
    shares outstanding during the period    53,301    50,399    49,504

    Equivalent number of shares
    representing the dilutive effect of
    stock options  using the "treasury
    stock method"                            1,524     2,646     1,885

    Weighted Average Shares                 53,825    53,045    51,389

    The above amounts have been adjusted to reflect two five-for-four stock splits. One was declared on August 23, 1993 to shareholders of record September 3, 1993 and was paid on September 17, 1993. The other was declared on March 21, 1994 to shareholders of record on April 5, 1994 and was paid April 15, 1994.